Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference to our firm under the caption “Experts” in this Registration Statement (Form S-4) and related Prospectus of KeyCorp for the offer to exchange Common Shares of KeyCorp for any and all Trust Preferred Securities of KeyCorp Capital V, KeyCorp Capital VI, KeyCorp Capital VIII, KeyCorp Capital IX, and KeyCorp Capital X and to the incorporation of our reports dated February 25, 2009, with respect to the consolidated financial statements of KeyCorp, and the effectiveness of internal control over financial reporting of KeyCorp, incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission, and included as Exhibit 13 to this Registration Statement from its Annual Report to Shareholders.

/s/    Ernst & Young LLP

Cleveland, Ohio

May 20, 2009